Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

David W. Carickhoff, solely as chapter 7 trustee of the
BANKRUPTCY ESTATES OF ELECTRIC LAST MILE SOLUTIONS, INC. AND ELECTRIC LAST MILE, INC., as Seller

and

MULLEN AUTOMOTIVE INC., as Buyer

Dated as of September 16, 2022

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 16, 2022 (the “Effective Date”), is made by and between DAVID W. CARICKHOFF, solely in his capacity as chapter 7 trustee (“Seller” or “Trustee”) of the bankruptcy estates (the “Estates”) of Electric Last Mile Solutions, Inc., and Electric Last Mile, Inc. (the “Debtors”), and MULLEN AUTOMOTIVE INC., a Delaware corporation (“Buyer”). Capitalized terms used in this Agreement are defined herein or in Article 10.

BACKGROUND INFORMATION

A.           The Debtors ceased operations and each commenced a voluntary bankruptcy case under chapter 7 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on June 14, 2022 (the “Petition Date”). Thereafter, Trustee was appointed as the chapter 7 trustee of the Estates.

B.            The Debtors were in the development stage of engaging in designing, engineering, manufacturing and customizing electric delivery and utility vehicles.

C.            Buyer desires to purchase the Acquired Assets (as defined below) from Seller, and Seller desires to sell, convey, assign and transfer to Buyer, the Acquired Assets, all in the manner and subject to the terms and conditions set forth in this Agreement and in accordance with §§ 105, 363, 365 and other applicable provisions of the Bankruptcy Code.

D.            The Acquired Assets are assets of the Estates, which are to be purchased and assumed by Buyer pursuant to an order of the Bankruptcy Court approving such sale pursuant to §§ 105, 363 and 365 of the Bankruptcy Code in a form reasonably acceptable to Buyer and Seller (the “Sale Order”), all in the manner and subject to the terms and conditions set forth in this Agreement, the Sale Order, and in accordance with other applicable provisions of the Bankruptcy Code.

E.            The execution and delivery of this Agreement and Seller’s ability to consummate the transactions set forth in this Agreement are subject, among other things, to the entry of the Sale Order.

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

ARTICLE 1. PURCHASE AND SALE OF THE ACQUIRED ASSETS.

Section 1.1.          Transfer of Acquired Assets. At the Closing, and upon the terms and conditions herein set forth, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of all liens, claims, encumbrances and other interests in the Acquired Assets, but otherwise in “as is and where is” condition, all of the Estates’ right, title and interest of every kind and nature whatsoever, in and to all of the Debtors’ assets other than the Excluded Assets (collectively, the “Acquired Assets”). The Acquired Assets shall include, but shall not be limited to, the Estates’ right, title and interest in and to the following:

(a)            all tangible personal property, including, but not limited to, equipment, machinery, furniture, supplies, computer hardware, data networks, servers (with data and software thereon), communication equipment, software, discs, and all other data storage media;

(b)            subject to Section 1.3, all rights of the Debtors under the Assumed Contracts;

(c)            subject to Section 2.5, all rights of the Debtors under the Land Contract;

(d)            the Mishawaka Property;

(e)            all inventory, wherever located, including, but not limited to, vehicles, finished and unfinished, finished goods, part modules component parts, raw materials, tooling, including but not limited to Urban Delivery and Urban Utility product specific tooling, all manufacturing data, including but not limited to manufacturing data that is required or reasonably helpful for the assembly of the Urban Delivery and Urban Utility vehicles (including but not limited to manufacturing bill of material and station specific work instructions), work in process and accessories;

(f)             all Intellectual Property, including, without limitation, the registered Intellectual Property specifically listed on Schedule 1.1(e) hereof (collectively the “Acquired Intellectual Property”);

(g)            subject to Section 6.3, all customer lists, customer data, customer contact information, correspondence with present or prospective customers or suppliers, mailing lists, distribution lists, and supplier lists, in the possession or control of Seller and whether in hard or electronic format;

(h)            all licenses, approvals and permits of the Debtors to the extent assignable by Seller;

(i)             all claims and causes of action (the “Residual Causes of Action”) against Jason Luo, AJ Capital Investment, LLC, Luo Pan Investments II, LLC, AJ Capital, Inc., James Taylor, and the JET Group, LLC, each of their respective related entities, and the respective officers, directors, managers, agents, representatives, and interest holders of each of such related entities (collectively, the “Residual Claim Parties”);

(j)            all infringement or similar claims as against third parties arising from or related to the Acquired Intellectual Property (the “Acquired Causes of Action”); and

(k)            all books and records of the Debtors relating to the Acquired Assets, including any financial books and records.

Section 1.2.          Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the Acquired Assets shall not include any of the following (collectively, the Excluded Assets”):

(a)            cash, including the Cash Purchase Price (defined below);

(b)            capital stock and other equity interests of any of the Debtors;

(c)            deposits and prepayments, except deposits and prepayments relating to Assumed Contracts;

(d)            accounts receivable;

(e)            promissory notes receivable;

(f)            insurance and rights in insurance;

(g)            personally identifiable information of any of the Debtors’ former employees;

(h)            any books and records of any of the Debtors not relating to the Acquired Assets;

(i)             all licenses, approvals and permits of any of the Debtors not related to the Acquired Assets;

(j)             any causes of action of any of the Debtors or the Estates, other than the Residual Causes of Action and the Acquired Causes of Action, including, without limitation, any causes of action arising under chapter 5 of the Bankruptcy Code (other than causes of action against Residual Claim Parties);

(k)            any surety bonds or other financial assurances, any cash of any of the Debtors (wherever held) that secures or otherwise supports letters of credit serving as, securing or supporting financial assurances, and any deposits, escrows, surety bonds or other financial assurances and any cash or cash equivalents securing any surety bonds or financial assurances, including, without limitation Customs Bond (CBP Number 22C000RT5);

(l)            any rights to or claims for refunds or rebates of taxes; and

The Excluded Assets are not being sold to Buyer hereunder. To the extent any personally identifiable information of the Debtors’ former employees is inadvertently included with the Acquired Assets, Buyer shall not use such information and shall promptly delete such information.

Section 1.3.          Assumed Contracts. Except as set forth in Section 2.5, Buyer agrees to assume Seller’s obligations arising from and after the Closing Date under the contracts and leases designated by Buyer for assumption and assignment and approved by the Bankruptcy Court for assumption by Seller and assignment to Buyer (as may be amended by Buyer in accordance with this Agreement, the “Assumed Contracts”). Attached hereto and incorporated herein as Schedule 1.3(a) is a list of Assumed Contracts that Buyer wants Seller to assign to, and be assumed by, Buyer. Buyer shall have until three (3) Business Days prior to any auction for the Acquired Assets to add or remove Assumed Contracts from Schedule 1.3(a). Seller shall use reasonable commercial efforts to obtain an Order of the Bankruptcy Court authorizing the assumption and assignment of the Assumed Contracts. The Cure Amount fixed by the Bankruptcy Court with respect to any Assumed Contract, or such other amount agreed to by Buyer and the applicable counterparty to the Assumed Contract, shall be paid to Seller as part of the Purchase Price (as defined below). Seller shall promptly remit Cure Amounts to counterparties to Assumed Contracts after approval of the assumption and assignment by the Bankruptcy Court. Further, Buyer shall provide adequate assurance of future performance under the Assumed Contracts, as same is required by the Bankruptcy Court. Seller makes no representation or warranty with respect to the future performance of any parties to the Assumed Contracts. Seller makes no representation or warranty as to whether any Assumed Contracts can be assumed and assigned under applicable law or otherwise. Buyer acknowledges that the Bankruptcy Court may not approve assumption and assignment of all contracts designated by Buyer hereunder and agrees to close on the sale notwithstanding such risk.

Section 1.4.          Assumption of Liabilities. Upon the Closing, Buyer shall assume, and Buyer hereby agrees to thereafter pay, perform and discharge when due, all liabilities and obligations arising on or after the Closing Date, which relate to or arise from the Acquired Assets and Assumed Contracts; provided, however that, except as otherwise set forth in this Agreement, Buyer shall have no liability whatsoever or be deemed to have assumed any liabilities or obligations (i) arising prior to the Closing Date, (ii) which do not relate to or arise from the Acquired Assets or the Assumed Contracts, or (ii) relating to or arising from the Excluded Assets.

Section 1.5.          Breakup Fee. Recognizing Buyer’s expenditure of time, energy and resources, and the benefit that these efforts provided to the Estates, subject to Bankruptcy Court approval, in the event (a) this Agreement is terminated pursuant to Section 8.1(c), (b) Buyer is not then in breach of Buyer’s obligations hereunder, and (c) Seller has closed on a Competing Transaction for the Acquired Assets, then, subject to any Order of the Bankruptcy Court, Buyer is entitled to a break-up fee in the amount of $1,650,000.00 (the “Breakup Fee”). The Breakup Fee shall be payable solely from the proceeds of a closing on a Competing Transaction for the Acquired Assets. Except with respect to the Deposit pursuant to Section 8.2 herein, Buyer shall not be entitled to any other fees or expense reimbursement related to a failure to Close. Each Party acknowledges that the agreements contained in this Section 1.5 are an integral part of the transactions contemplated by this Agreement, that without these agreements Buyer would not have entered into this Agreement, and that any amounts payable pursuant to this Section 1.5 do not constitute a penalty. Further, Buyer agrees to be bound by the bidding procedures approved by the Bankruptcy Court as part of the sale process (the “Bidding Procedures”).

ARTICLE 2. CONSIDERATION

Section 2.1.          Consideration. The aggregate consideration for the sale and transfer of the Acquired Assets is: (a) Cash in the amount of $55,000,000.00 US Dollars (the “Cash Purchase Price”); (b) Cure Amounts; and (c) assumption or payoff of the Land Contract in accordance with section 2.5 hereof (collectively, the “Purchase Price”). The Purchase Price may be subject to adjustment as expressly set forth in this Agreement and shall be payable and deliverable to the Estates in accordance with Section 3.3. Notwithstanding the foregoing, for the avoidance of doubt, the Cure Amounts shall be paid in addition to and shall not act to offset any portion of the Cash Purchase Price. No later than thirty (30) days after the Closing Date, Buyer and Seller shall allocate, as shall be set forth on Schedule 2.1, the Purchase Price as between the real property and the personal property and the Parties shall make consistent use of such allocation, fair market value and useful lives for all tax purposes and in all filings, declarations, and reports with the IRS in respect therefor, including the reports required to be filed under § 1060 of the Internal Revenue Code, if any.

Section 2.2.          Deposit. Concurrently with the execution and delivery of this Agreement, Buyer shall pay to Seller an amount equal to $5,500,000.00 as a deposit (the “Deposit”). If this Agreement is terminated without the Closing occurring, the Deposit shall be disbursed in accordance with Section 8.2 hereof. If the Closing occurs, the Deposit shall be applied (without interest) towards the Purchase Price.

Section 2.3.          363 Sale. Seller will seek and diligently pursue approval and entry of the Sale Order pursuant to a motion to be filed by Seller under § 363 of the Bankruptcy Code (the “Sale Motion”). The Sale Order shall provide for a sale free and clear of all liens, claims, and encumbrances and other interests in the Acquired Assets, as well as successor liability claims, under §363(f) of the Bankruptcy Code and shall make a finding under §363(m) of the Bankruptcy Code that the Buyer is purchasing the Acquired Assets in good faith. Unless otherwise agreed by the parties or ordered by the Bankruptcy Court, the Sale Order shall also waive the stay of the Sale Order, under Federal Rule of Bankruptcy Procedure 6004(h).

Section 2.4.          Higher Offers. Buyer recognizes that Trustee is obligated to accept any offer that Trustee reasonably concludes is a higher and better offer for the Acquired Assets. In the event that Trustee receives and accepts such an offer, Trustee shall have no liability to Buyer other than to return the Deposit to Buyer and issue payment of the Breakup Fee to Buyer, to the extent the Breakup Fee becomes payable under the terms hereof.

Section 2.5.          Land Contract / Mishawaka Property

(a)            Notwithstanding any other provision herein, subject to the written consent of the Land Contract Vendor, Buyer shall assume all of Seller’s rights and obligations arising from and after the Closing Date under the Land Contract. In the event that the Land Contract is assumed and assigned to Buyer, the Land Contract will be deemed an Assumed Contract under this Agreement and Buyer shall be responsible for paying any amounts (agreed or otherwise) that may be necessary to assume and assign the Land Contract (including any Cure Amounts consistent with Section 1.3 hereof).

(b)            Buyer shall attempt to obtain the written consent of the Land Contract Vendor, as required in Section 2.5(a), prior to the Closing Date.

(c)            In the event that Buyer does not obtain consent from the Land Contract Vendor prior to the Closing Date, then all the real estate and improvements thereon detailed in the Land Contract shall form part of the Acquired Assets under this Agreement and be delivered free and clear to Buyer, however:

(i)           The Cash Purchase Price, as set forth in Section 2.1 hereof, shall be increased by an amount equal to the full Contract Balance (as defined in the Land Contract) plus any other amounts that may be owing under the Land Contract as of the Closing Date (the “Land Contract Consideration”). For the avoidance of doubt, the Land Contract Consideration shall equal or exceed the amount necessary to satisfy the remaining Purchase Price (as defined in the Land Contract) in full;

(ii)          The Trustee shall remit an amount equal to the Contract Balance (as defined in the Land Contract) to the Land Contract Vendor or the Escrow Agent (as such term is defined in the Land Contract) in full and final satisfaction of all amounts owing to the Land Contract Vendor under the Land Contract;

(iii)         Trustee shall, (A) request Land Contract Vendor or the Escrow Agent, as applicable, (x) record the Recordable Documents (as such term is defined in the Land Contract) in the Office of the Recorder of St. Joseph County, Indiana, in the name of the Buyer (y) promptly provide to Buyer file stamped copies of the recorded Recordable Documents and, (z) return the original recorded Recordable Documents to Buyer promptly after recorded, or, (B) promptly convey, by quitclaim or similar deed or instrument, the Recordable Documents, to Buyer; provided, that Buyer has made its own investigation concerning condition of title.

(d)            The Cash Purchase Price shall be increased by the amount equal to all amounts paid by Seller to or for the benefit of the Land Contract Vendor on the Land Contract prior to Closing.

(e)            Buyer shall be responsible for any obligations of Seller for any pro-rations or otherwise arising at the transfer of the Mishawaka Property. Buyer shall be responsible for all of the closing costs including, without limitation, (i) recording fees for recording the Mishawaka Property deed, if any, to be delivered at Closing by Seller, (ii) the premium, if any, payable with respect to the cost of any title policy obtained by Buyer, including endorsements and title search and examination fees, (iii) any realty transfer tax due in connection with the conveyance of the Mishawaka Property, and (iv) the amount of the cost for any updated survey obtained by Buyer.

(f)             Buyer shall establish new accounts with all utility providers for the Mishawaka Property, effective as of the Closing Date. Any prepayments or deposits provided to such utility providers prior to the Closing Date by or on behalf of the Debtors or the Trustee shall be Excluded Assets hereunder and shall not be transferred, credited or applied to any new accounts established by Buyer in accordance with this section. In the event that any utility provider for the Mishawaka Property applies any portion of a pre-Closing deposit to any post-Closing charges, Buyer shall reimburse Seller for such application.

Section 2.6.          Mishawaka Property Title Report.

(a)            Buyer shall receive at Closing, at Buyer’s cost, a Title Policy, insuring good and marketable in Buyer in and to the Mishawaka Property. All title exceptions and matters set forth in the Title Report shall be deemed Permitted Exceptions and are hereby approved by Buyer. Buyer is solely responsible for obtaining any updated title abstracts, reports, commitments, surveys, or any other title related matters Buyer desires with respect to the Mishawaka Property.

(b)            If Seller is unable to convey good and marketable title to the Mishawaka Property, subject only to the Permitted Exceptions, and such failure would have a material adverse effect on the use, operation or value of the Mishawaka Property (such event, a “Title Defect”), then Buyer shall have the right to raise such Title Defect with Seller by delivering written notice describing such Title Defect (each a “Title Defect Notice”) no later than ten (10) Business Days from the date Buyer receives an update to the Title Report or a notice from a third party noting such Title Defect (and in any event, at least two (2) Business Days prior to the Closing). If Buyer fails to timely deliver a Title Defect Notice, Buyer shall be deemed to have waived such Title Defect and such Title Defect shall be deemed to be a Permitted Exception. Seller may elect (but shall not be obligated) to remove or cause to be removed, or insured over at its expense any title matters which are not Permitted Exceptions as set forth in a Title Defect Notice, and shall be entitled to a reasonable adjournment of the Closing (not to exceed sixty (60) days) for the purpose of such removal or cure, which removal or cure will be deemed effected by the issuance of title insurance eliminating or insuring against the effect of such title matter. If Seller fails to cure or elects not to cure (or otherwise remove or have insured over by the Title Company) any Title Defect set forth in a Title Defect Notice and otherwise is unable to convey good and marketable title to the Mishawaka Property to Buyer at Closing subject only to Permitted Exceptions, Buyer may elect, as its sole and exclusive remedy therefore, either to (x) terminate this Agreement by giving written notice to Seller in which event, the Deposit shall be returned to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for those obligations which expressly survive the termination of this Agreement, or (y) waive such Title Defects, in which event such Title Defects shall be deemed additional “Permitted Exceptions” and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

(c)            Buyer may, by written notice given to Seller at any time prior to the earlier of (x) the Closing Date and (y) the termination of this Agreement, elect to accept the Mishawaka Property such title as Seller can convey, notwithstanding the existence of any Title Defect. In such event, this Agreement shall remain in effect and the parties shall proceed to Closing, but Buyer shall not be entitled to any abatement of the Purchase Price, any credit or allowance of any kind, or any claim or right of action against Seller for damages or otherwise by reason of the existence of any Title Defect.

(d)            Buyer shall be entitled to request that the Title Company provide such endorsements (or amendments) to the Title Policy as Buyer may reasonably require, provided that (i) such endorsements (or amendments) shall be at no cost to, and shall impose no additional liability or obligation on, Seller, (ii) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the transactions contemplated by this Agreement without reduction of or set off against the Purchase Price, and (iii) the Closing shall not be delayed as a result of Buyer’s request hereunder.

(e)            “Permitted Exceptions” shall mean, with respect to the Mishawaka Property, all of the following: (i) the matters set forth in the Title Report or any matters disclosed on any updated title reports received prior to the Effective Date, (ii) liens for current real estate taxes and special assessments which are not yet due and payable or are being contested in good faith, or delinquent taxes which are the responsibility of the Land Contract Vendor, (iii) standard pre-printed provisions contained in the form of title insurance policies, (iv) discrepancies, conflicts in boundary lines, shortages in area, encroachments and any state of facts which a survey of the Mishawaka Property would disclose as of the date of the Title Report or which are shown on the public records as of the date of the Title Report, (v) subject to the adjustments provided for herein, any service, installation, connection or maintenance charge due after Closing and charges for sewer, water, electricity, telephone, other utilities and other pro-rated items, (vi) any title exception which is (x) approved, waived or deemed approved or waived by Buyer pursuant to Section 2.6(b) or otherwise cannot be objected to by Buyer under Section 2.6(b) or (y) created in accordance with the provisions of this Agreement, (vii) such other exceptions as the Title Company shall commit to insure over without any additional cost or liability to Buyer, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise, or made pursuant to an endorsement to the title policy, and (viii) easements and laws, regulations, resolutions or ordinances, including, without limitation, building, zoning and environmental and any archaeological area protection, as to the use, occupancy, subdivision, development, conversion or redevelopment of the Mishawaka Property currently or hereinafter imposed by any governmental authority.

(f)            “Title Company” shall mean Chicago Title Insurance Company, 135 N. Pennsylvania St., Suite 1575B, Indianapolis, Indiana 46204.

(g)            “Title Policy” shall mean an ALTA owner’s title insurance policy without any endorsements issued by the Title Company insuring Buyer’s title to the Property subject only to the Permitted Exceptions in an amount equal to the Purchase Price.

(h)            “Title Report” shall mean, collectively, (i) that certain pro forma owner’s title abstract prepared by the Title Company and (ii) any title commitment issued by the Title Company with respect to such title abstracts.

Section 2.7.          Other Adjustments. In addition to other adjustments in this Agreement to the Cash Purchase Price, the Cash Purchase Price shall be adjusted for prorations as of the Closing Date for expenses prepaid by the Estates prior to the Closing, with Seller being charged through the Closing Date and Buyer being charged from and after the Closing Date for (i) property taxes for the year in which Closing occurs pertaining to the Acquired Assets based on the latest available tax bill and any accrued but unpaid general or special assessments payable therewith, (ii) any payments made in connection with the Ground Sublease, (iii) property insurance premiums, and (iv) any other customary prorations.

ARTICLE 3. CLOSING AND DELIVERIES

Section 3.1.          Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place within thirty (30) days after entry of the Sale Order (the “Closing Date”), electronically.

Section 3.2.          Seller’s Deliveries. Seller shall deliver to Buyer at Closing a bill of sale prepared by Buyer, in form and substance reasonably satisfactory to Seller, and any other instruments of sale, assignment, transfer and conveyance that, in the reasonable judgment of Buyer are reasonably necessary to effectively vest in Buyer good and valid title to and perfect the interests of Buyer in the Acquired Assets, free and clear of all liens, claims, encumbrances, and other interests in the Acquired Assets, pursuant to the terms of this Agreement. Such instruments shall not provide any representations and/or warranties not provided hereunder. Buyer shall be responsible for all costs and fees associated with preparing such instruments and Seller’s review and execution of such instruments, as well as any applicable recording, filing and/or transfer fees or taxes.

Section 3.3.          Buyer’s Deliveries. At the Closing, Buyer shall: (a) pay to Seller the Purchase Price (less the amount of the Deposit) by wire transfer of immediately available funds in accordance with instructions provided by Seller; (b) deliver to Seller a fully executed agreement by each of the Residual Claim Parties waiving the right to receive a distribution from the Estates on account of any claims or causes of action against the Debtors or the Estates (such waiver shall not waive the right of the Residual Claim Parties to receive any distribution from the Estates on account of any equity interests in the Debtors held by any Residual Claim Party); and (c) execute and deliver any other documents required in order to effectuate the transactions contemplated by this Agreement. To the extent necessary, the Purchase Price may be adjusted post-Closing to reflect any final Cure Amount determined after Closing and Buyer shall promptly pay to Seller any such final Cure Amount, once determined, to be promptly thereafter remitted by Seller to the appropriate counterparties in accordance with Section 1.3 hereof.

Section 3.4.          Possession of Acquired Assets. Buyer acknowledges that Seller shall have no obligation to deliver possession of the Acquired Assets to Buyer and Seller’s only obligation shall be to deliver to Buyer the instruments expressly described in Section 3.2 hereof. Buyer shall be responsible for obtaining possession of the Acquired Assets. Neither Seller nor the Estates shall have any liability or any obligation to indemnify or reimburse Buyer or otherwise adjust the Purchase Price in the event that Seller cannot obtain possession of any Acquired Asset(s) for whatever reason, other than Seller’s failure to make a good faith effort to provide access to the Acquired Assets Buyer, as provided in this Section 3.4. Notwithstanding anything to the contrary in this Agreement, Seller shall make a good faith effort to provide the Buyer (i) with all keys, combinations, passcodes, and other means of access to any premises or real property which shall constitute part of the Acquired Assets and (ii) with all passwords, passcodes, passphrases, security questions, and other information to enable Buyer to obtain access and use of all data, information, programs, media, and Intellectual Property which shall constitute part of the Acquired Assets.

Section 3.5.          Costs of Removing or Storing Acquired Assets. With respect to any Acquired Assets not located at the Mishawaka Property or the Headquarters (to the extent the Headquarters Lease is an Assumed Contract) as of the Closing Date, Buyer shall be responsible for all costs and expenses associated with (i) removing such Acquired Assets from their location(s) and/or (ii) storing or maintaining such Acquired Assets from and after Closing Date. Buyer understands and agrees that Trustee and the Estates shall not undertake to pay any such costs or expenses and Buyer shall indemnify and reimburse the Estates for any claims asserted against the Estates associated with removal or storage of such Acquired Assets, including any claims for damages that may be caused as a result of removing such Acquired Assets from their location(s).

ARTICLE 4. REPRESENTATIONS AND WARRANTIES

Section 4.1.          Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

(a)            Corporate Organization. Debtors are in chapter 7 proceedings in the Bankruptcy Court. Subject to any necessary authority from the Bankruptcy Court, Seller has all requisite power and authority to consummate the transactions contemplated hereby.

(b)            Authorization and Validity. Seller has all requisite power and authority to enter into this Agreement and, subject to the Bankruptcy Court’s entry of the Sale Order, to carry out his obligations hereunder and thereunder. This Agreement has been duly executed by Seller and, subject to the Bankruptcy Court’s entry of the Sale Order, constitutes valid and binding obligations, enforceable against the Estates in accordance with their terms.

(c)            Disclaimer of other Representations and Warranties. Apart from the specific representations set forth above, Seller makes no representation or warranty, express or implied, at law or in equity, regarding the Acquired Assets (including, without limitation, the Acquired Intellectual Property and Assumed Contracts) or any assets, liabilities or operations, including, without limitation, with respect to capacity, condition, design, fitness for any particular purpose, merchantability, operation or quality, and any such other representations or warranties are hereby expressly disclaimed. Apart from the specific representations set forth above, Seller expressly disclaims any representation or warranty, express, statutory, or implied, as to: (i) the content, character, or nature of any descriptive memorandum, report, brochure, chart, or statement relating to the Debtors or the Acquired Assets; (ii) any estimates of the value of the Acquired Assets, or future revenues generated by the Acquired Assets; (iii) the condition, quality, suitability, prior use, or design of the Acquired Assets; (iv) the merchantability or fitness for a particular purpose of the Acquired Assets; (v) the validity, enforceability, restriction-free nature, or transferability of: (x) the Acquired Intellectual Property; and (y) any trademarks, copyrights, patents, domain names, or any other Intellectual Property used by the Debtors in their business, including, but not limited to, any software used in the business; (vi) the rights any licensee may have under 11 U.S.C. § 365(n); or (vii) any other materials or information that may have been made available or communicated to Buyer or its Affiliates, or their employees, agents, consultants, representatives, or advisors in connection with the transactions contemplated by this Agreement or any discussion or presentation relating thereto. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT SELLER MAKES NO REPRESENTATION OR WARRANTY, AND SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED REPRESENTATIONS AND WARRANTIES, WITH RESPECT TO THE ACQUIRED ASSETS, AND WITHOUT LIMITATION THE ACQUIRED INTELLECTUAL PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY THAT USE OF THE ACQUIRED ASSETS WILL NOT INFRINGE UPON, VIOLATE OR MISAPPROPRIATE ANY PATENT, COPYRIGHT, TRADEMARK, TRADE SECRET, OR OTHER INTELLECTUAL PROPERTY OR PROPRIETARY RIGHTS OF A THIRD PARTY. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT BUYER IS PURCHASING THE ACQUIRED ASSETS ON AN “AS-IS, WHERE-IS” BASIS AND “WITH ALL FAULTS” IN SUCH CONDITION AT CLOSING. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SELLER MAKES NO REPRESENTATION OR WARRANTY REGARDING ANY ASSETS OTHER THAN THE ACQUIRED ASSETS, AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY.

Section 4.2.          Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

(a)            Corporate Organization. Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and assets.

(b)            Non-Insider Status. Buyer is not an “insider” as such term is defined under § 101(31) of the Bankruptcy Code.

(c)            Authorization and Validity of Agreement. Buyer has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of Buyer’s obligations hereunder have been duly authorized by all necessary corporate action by the board of directors (or equivalent) of Buyer, and no other corporate action on the part of Buyer is necessary to authorize such execution, delivery and performance. This Agreement has been or will be duly executed by Buyer and constitutes, or will when executed constitute, its valid and binding obligation, enforceable against it in accordance with its terms.

(d)            No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement does not and will not violate or conflict with any provision of the certificate of incorporation or by-laws (or equivalent documents) of Buyer and subject to making appropriate filings with state and/or federal securities regulators or exchanges as per subparagraph (e) below, does not and will not violate any provision of law, or any order applicable to Buyer, nor will it result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract to which Buyer is a party or by which it is bound or to which any of its properties or assets is subject.

(e)            Consents and Approvals. The execution, delivery and performance of this Agreement does not and will not require the consent or approval of, or filing with (other than state and federal securities regulators and securities exchanges), any government or any other Person except (i) as may be required to be obtained by Buyer after the Closing in order to own or operate any of the Acquired Assets; (ii) for entry of the Sale Order by the Bankruptcy Court; or (iii) for such consents, approvals and filings, of which the failure to obtain or make would not affect the ability of Buyer to consummate the transactions contemplated hereby. Buyer’s obligations under this Agreement are not contingent upon Buyer obtaining board of director or other internal approval.

(f)             Investigation by Buyer. Buyer has conducted its own independent review and analysis of the Acquired Assets, any liabilities being assumed hereunder, and the Assumed Contracts. Buyer has conducted its own independent review of all Orders of, and all motions, pleadings, and other submissions to, the Bankruptcy Court in connection with the Bankruptcy Case. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis, and Buyer (i) acknowledges that neither Seller, the Debtors, nor any of their respective Affiliates or Related Persons makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its Affiliates or Related Persons, except for the representations and warranties contained in Section 4.1 (which are subject to the limitations and restrictions contained in this Agreement); and (ii) agrees, to the fullest extent permitted by law, that none of Seller, Debtors, their Affiliates or any of their respective Related Persons shall have any liability or responsibility whatsoever to Buyer or its Affiliates or Related Persons on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to Buyer or its Affiliates or Related Persons (or any omissions therefrom), including, without limitation, in respect of the specific representations and warranties of Seller set forth in this Agreement, except, with regard to Seller, for the representations and warranties contained in Section 4.1 and, with respect to such representations and warranties, subject to the limitations and restrictions contained in this Agreement. Without limiting the generality of the foregoing, for the avoidance of doubt, Buyer acknowledges that Seller (i) has not performed an inventory or inspection of the Acquired Assets and makes no representations or warranties regarding the existence, condition, value, or count of the Acquired Assets and (ii) shall have no liability nor any obligation to indemnify or reimburse Buyer or otherwise adjust the Purchase Price for any reason based upon Buyer’s subsequent inspection and/or inventory of the Acquired Assets. Except as provided in Section 1.6, Buyer’s obligations under this Agreement are not contingent upon Buyer’s performance or completion of due diligence or satisfaction of the results therefrom.

(g)            Sufficient Funds; Adequate Assurance. Buyer will have at the Closing immediately available funds sufficient for the satisfaction of all of its obligations under this Agreement, including the payment of the Purchase Price, and all fees, expenses of and other amounts required to be paid by Buyer in connection with the transactions contemplated hereby. Buyer will be capable of satisfying the conditions contained in §§ 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assumed Contracts and Assumed Liabilities. Buyer’s obligations under this Agreement are not contingent upon Buyer procuring financing for the transactions contemplated hereby.

(h)            No Collusion. Buyer represents and warrants that it has not engaged in any collusion with respect to its bid on the Acquired Assets and the transaction contemplated hereunder.

(i)             Condition of the Mishawaka Property; “AS-IS” Transfer.

(i)           Buyer acknowledges and agrees that neither Seller nor any agent or representatives of Seller have made, and Seller and the Estates are not liable or responsible for or bound in any manner to Buyer by any express or implied representations, warranties, covenants, agreements, obligations, guarantees, statements, information or inducements pertaining to the Condition of the Mishawaka Property or any part thereof. Buyer acknowledges, agrees, represents and warrants that it has had the opportunity and has in fact inspected the Mishawaka Property and all matters respecting the Mishawaka Property and is fully cognizant of the Condition of the Mishawaka Property and that it has had access to information and data relating to all of same as Buyer has considered necessary, prudent, appropriate or desirable for the purposes of this transaction and that Buyer and its agents and representatives have independently inspected, examined, analyzed and appraised all of same. Buyer acknowledges that Buyer is fully familiar with the Mishawaka Property and Buyer agrees to accept the Mishawaka Property “AS IS”, with all faults, in its condition at Closing. Buyer shall be responsible at its sole cost and expense to obtain and satisfy all required governmental or regulatory inspection, certificate or other such transfer requirements prior to Closing. As used herein, “Condition of the Mishawaka Property” shall mean the title and physical condition thereof, including all environmental matters, the quantity, character, fitness and quality thereof, merchantability, fitness for particular purpose, the income, expenses or operation thereof, the value and profitability thereof, the uses which can be made thereof, the structural and mechanical condition of the Mishawaka Property, the buildings, structures and improvements situate thereon, the plumbing, heating, electric and ventilating systems (if any) serving the Mishawaka Property and any other matter or thing whatsoever with respect thereto.

(ii)          In addition to, and without limiting the foregoing, (i) Buyer further acknowledges and agrees that the Mishawaka Property is conveyed in its “AS IS” condition with respect to environmental matters, and Buyer hereby assumes the risk that adverse past, present or future conditions may not be revealed in its inspection or investigation; and (ii) as a material inducement and consideration for the transfer hereunder, Buyer hereby (A) releases and holds harmless and (B) agrees to defend and indemnify Seller and the Estates with respect to all actions, causes of action, obligations, expenses, liabilities, losses, penalties, fines, fees (including counsel fees and reasonable costs of investigations and defense) or costs (including monitoring, clean-up, compliance and/or litigation costs), claims, suits and damages for personal injury (including death), property damage and violation of any Federal, State or local law, statute, rule, regulation or ordinance which Seller or the Estates may, at any time and from time to time, incur, pay out, be exposed to and/or be responsible for which arises from or is related to the Mishawaka Property, including without limitation as a result of the presence of any Hazardous Materials (as hereinafter defined) and/or violation of any Environmental Law (as hereinafter defined), regardless of whether the conduct or condition took place or existed prior to or after the conveyance of the Mishawaka Property pursuant to this Agreement. Without limiting the generality of the foregoing, it is understood that Buyer is assuming all of Seller’s liabilities respecting the Mishawaka Property under all Environmental Laws. It is the intent of Seller and Buyer that as between them Buyer shall be solely liable for compliance with all Environmental Laws affecting the Mishawaka Property or operations of the Mishawaka Property. Buyer hereby waives any and all rights of contribution and/or other claims Buyer might otherwise have against Seller under applicable Environmental Laws and/or at common law in connection with the environmental condition of the Mishawaka Property or claims now existing or hereafter arising as a result thereof.

(iii)         As used in this Agreement, “Hazardous Materials” shall mean any hazardous wastes or hazardous substances as defined in any Environmental Law including, without limitation, any asbestos, PCB, toxic, noxious or radioactive substance, methane, volatile hydrocarbons, industrial solvents or any other material or substance which could cause or constitute a health, safety or other environmental hazard to any person or property. “Environmental Law” shall mean any federal, state or local environmental cleanup statutes, laws, rules or regulations, ordinances, orders, decrees and interpretations now or hereafter in effect including, without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601, et seq.), as amended by Superfund Amendments and Reauthorization Act; (2) the Toxic Substances Control Act (15 U.S.C. §2601, et seq.); (3) the Resource Conservation and Recovery Act (42 U.S.C. 6901, et seq.); (4) the Clean Air Act, (42 U.S.C. §7401, et seq.); (5) the Federal Pollution Control Act (33 U.S.C. §1251, et seq.); (6) the Federal Pollution Control Act (33 U.S.C. §1251, et seq.); and (7) any other Federal, State or local environmental statute, code, regulation or ordinance, including those yet to be enacted; and shall include all amendments, successor laws and/or replacement laws to same as well as all regulations issued under the foregoing.

(iv)        The provisions of this Section 4.2(h) shall survive (i) termination, cancellation, modification, expiration or revision of this Agreement; (ii) Closing hereunder; and (iii) any future sale or other transfer of the Land Sale Contract or Mishawaka Property by Buyer and their successors and assigns; and shall be binding upon Buyer and its heirs, executors, successors and assigns of the Property.

Section 4.3.          Warranties Exclusive. The parties acknowledge that the representations and warranties contained in Article 4 are the only representations or warranties given by the parties and that all other express or implied warranties are disclaimed. Without limiting the foregoing Buyer acknowledges that the Acquired Assets are conveyed “AS IS”, “WHERE IS” and “WITH ALL FAULTS” and that all warranties of merchantability or fitness for a particular purpose are disclaimed. WITHOUT LIMITING THE FOREGOING THE BUYER ACKNOWLEDGES THAT SELLER AND SELLER’S AFFILIATES AND THEIR RESPECTIVE RELATED PERSONS HAVE MADE NO REPRESENTATION OR WARRANTY CONCERNING (I) THE EXISTENCE, CONDITION, QUALITY, VALUE OR COUNT OF THE ACQUIRED ASSETS (II) ANY USE TO WHICH THE ACQUIRED ASSETS MAY BE PUT, (III) ANY FUTURE REVENUES, COSTS, EXPENDITURES, CASH FLOW, RESULTS OF OPERATIONS, FINANCIAL CONDITION OR PROSPECTS THAT MAY RESULT FROM THE OWNERSHIP, USE OR SALE OF THE ACQUIRED ASSETS, (IV) THE VALIDITY, ENFORCEABILITY, RESTRICTION FREE NATURE, OR TRANSFERABILITY OF THE ACQUIRED INTELLECTUAL PROPERTY RIGHTS; (V) THAT ANY ACQUIRED ASSETS, WHETHER OR NOT COVERED BY OR BASED ON ANY OF DEBTORS’ PATENTS, COPYRIGHTS, TRADE SECRETS, DOMAIN NAMES, TRADEMARKS, OR OTHER INTELLECTUAL PROPERTY OR PROPRIETARY RIGHTS OF DEBTOR, INCLUDING, BUT NOT LIMITED TO, ANY SOFTWARE USED IN THE BUSINESS, DO NOT VIOLATE OR INFRINGE ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHT, (VI) ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR RELATED PERSONS OR (VII) THE CONDITION OF THE ACQUIRED ASSETS INCLUDING, WITHOUT LIMITATION, COMPLIANCE WITH ANY FEDERAL TRADE COMMISSION LAWS, SECURITIES LAWS OR OTHER LAWS.

Section 4.4.          Survival of Representations and Warranties. None of the representations or warranties of Seller set forth in this Agreement or in any certificate or instrument delivered by Seller shall survive the Closing.

ARTICLE 5. COVENANTS AND OTHER AGREEMENTS.

Section 5.1.          Covenants of Seller. At the request and the sole expense of Buyer, at any time after the Closing Date, Seller shall promptly execute and deliver such documents as Buyer or its counsel may reasonably request to effectuate the purposes of this Agreement.

Section 5.2.          Covenants of Buyer. At the request and the sole expense of Seller, at any time after the Closing Date, Buyer shall promptly execute and deliver such documents as Seller or its counsel may reasonably request to effectuate the purposes of this Agreement.

Section 5.3.          Bankruptcy Matters. Seller and Buyer shall use commercially reasonable efforts to cooperate, assist and consult with each other to secure the entry of the Sale Order following the date hereof, and to consummate the transactions contemplated by this Agreement, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and furnishing any testimony regarding the transactions contemplated hereby, including to support the good-faith nature of the negotiations leading to this Agreement.

ARTICLE 6. TAXES.

Section 6.1.          Taxes Related to Purchase of Assets. All federal, state and local sales, transfer, gains, excise, value-added or other similar Taxes, if any, including, without limitation, all state and local Taxes in connection with the transfer of the Acquired Assets, and all recording and filing fees (collectively, “Transaction Taxes”), that may be imposed by reason of the sale, transfer, assignment and delivery of the Acquired Assets shall be paid by Buyer. Buyer shall prepare and file any and all required returns for or with respect to such Transaction Taxes with any and all appropriate taxing authorities.

Section 6.2.          Cooperation on Tax Matters. Buyer and Seller agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Acquired Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for and proof of facts during any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer to any governmental or regulatory inquiry relating to Tax matters. All tax refunds due or which may be claimed relative to the Acquired Assets or otherwise shall belong to Trustee on behalf of the Estates and are not part of the Acquired Assets.

Section 6.3.          Access to Books and Records.

(a)            For a period of seven (7) years after the Closing Date or, if longer, the applicable period specified in the Buyer’s document retention policy, Buyer shall (i) retain the books and records included in the Acquired Assets relating to periods prior to and including the Closing Date and (ii) upon reasonable notice afford Seller and his representatives reasonable access (including the right to make, at the Seller’s expense, photocopies or other electronic copies), during normal business hours, to such books and records that Seller determines he needs to administer the Estates. After such seven (7) year period, Buyer shall notify Seller in writing at least thirty (30) days in advance of destroying any such books and records in order to provide Seller the opportunity to copy such books and records in accordance with this Section 6.3(a).

(b)            Notwithstanding anything to the contrary contained in this Agreement, Seller shall have the right to retain one copy of all books and records included in the Acquired Assets or which otherwise relates to the Debtors or the Assumed Liabilities, in each case to the extent required for Seller’s administering the Estates, as Seller determines in his discretion.

ARTICLE 7. CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES.

Section 7.1.          Conditions Precedent to Performance by Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing Date, of the following conditions; any one or more of which (other than the condition contained in Section 7.1(c)) may be waived by Seller in its sole discretion:

(a)            Representations and Warranties of Buyer. All representations and warranties made by Buyer in Section 4.2 shall be accurate in all material respects on and as of the Closing Date as if again made by Buyer on and as of such date, except for inaccuracies that do not affect Buyer’s ability to perform its obligations hereunder.

(b)            Performance of the Obligations of Buyer. Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date.

(c)            Consents and Approvals. The Bankruptcy Court shall have entered the Sale Order, in form and substance reasonably satisfactory to Seller, and no order staying, reversing, modifying or amending the Sale Order shall be in effect on the Closing Date.

(d)            No Violation of Orders. No preliminary or permanent injunction or other order that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect.

Section 7.2.          Conditions Precedent to the Performance by Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which (other than the condition contained in Section 7.2(c)) may be waived by Buyer in its sole discretion:

(a)            Representations and Warranties of Seller. All representations and warranties made by Seller in Section 4.1 shall be accurate in all material respects on and as of the Closing Date as if again made by Seller on and as of such date, except for inaccuracies that do not affect Seller’s ability to perform its obligations hereunder.

(b)            Performance of the Obligations of Seller. Seller shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date.

(c)            Consents and Approvals. The Bankruptcy Court shall have entered the Sale Order, in form and substance reasonably satisfactory to Buyer, and no order staying, reversing, modifying or amending the Sale Order shall be in effect on the Closing Date.

(d)            No Violation of Orders. No preliminary or permanent injunction or other order that declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby shall be in effect.

ARTICLE 8. TERMINATION

Section 8.1.          Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)            by the mutual written consent of Seller and Buyer;

(b)            by either Seller or Buyer if the Closing shall not have occurred by November 15, 2022, for any reason or for no reason, other than by reason of material breach by the other party to this Agreement; provided, however, that such date can be extended only upon written mutual agreement of Buyer and Seller;

(c)            by either Seller or Buyer upon the entry of an order of the Bankruptcy Court authorizing the sale of the Acquired Assets in a Competing Transaction; provided, however, that Buyer shall not be permitted to terminate this Agreement upon the entry of such an order if Buyer is determined to be the Backup Bidder, as that term is defined in the Bidding Procedures, for the Acquired Assets in which case, subject to section 8.1(b) hereof, Buyer is required to remain bound by the terms of this Agreement until closing of the Competing Transaction, provided that the closing of the Competing Transaction closes by November 15, 2022;

(d)            by Seller if Buyer shall have materially breached any of its obligations, representations, warranties, covenants or agreements contained in this Agreement, which breach cannot be or has not been cured within three (3) Business Days after the giving of written notice by Seller to Buyer specifying such breach;

(e)            by Buyer if Seller shall have materially breached any of its obligations, representations, warranties, covenants or agreements contained in this Agreement, which breach cannot be or has not been cured within three (3) Business Days after the giving of written notice by Buyer to Seller specifying such breach; or

(f)             by either Party in the event of an order from the Bankruptcy Court denying the motion for approval of the Transaction.

Section 8.2.          Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party; provided, however, that in the event this Agreement is terminated pursuant to Section 8.1(d) and Seller is not then in material breach of Seller’s obligations hereunder, then Seller shall be entitled to retain the Deposit and all interest thereon as liquidated damages for such breach or failure to perform. In the event of termination of this Agreement for any reason other than pursuant to Section 8.1(d), and provided that Buyer is not then in material breach of Buyer’s obligations hereunder, and subject to section 1.5 hereof, Buyer shall be entitled to return of the Deposit, without any interest thereon.

ARTICLE 9. MISCELLANEOUS.

Section 9.1.          Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto, and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto. Notwithstanding the foregoing, Buyer may assign or delegate any of its rights and obligations under this Agreement to any wholly-owned subsidiary of Buyer (the “Buyer Affiliated Entity”), provided, however, (a) Buyer shall continue to remain primarily liable under this Agreement notwithstanding any such assignment or designation and no such assignment or designation shall limit, abrogate or release Buyer’s obligations hereunder, and (b) Buyer and the Buyer Affiliated Entity shall each make the representations and warranties contained in this Agreement as of the date of such assignment or designation and as of the Closing Date.

Section 9.2.          Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the United States of America and the State of Delaware (without giving effect to the principles of conflicts of laws thereof), except to the extent that the laws of such State are superseded by the Bankruptcy Code. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and consent to the exclusive jurisdiction of, the Bankruptcy Court and waive any right to a jury trial regarding the same.

Section 9.3.          Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated hereby are consummated. Buyer shall pay any fees, costs, and expenses associated with recording an assignment of any of the Acquired Assets.

Section 9.4.          Broker’s and Finder’s Fees. Seller represents that it has retained SSG Advisors, LLC (“SSG”) as his investment banker in connection with this transaction. With the exception of SSG, each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement and, insofar as such party knows, with the exception of SSG, no broker or other Person is entitled to any commission or finder’s fee in connection with any of these transactions.

Section 9.5.          Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

Section 9.6.          Notices.

(a)            All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of service, if served personally or electronically on the party to whom notice is to be given; (ii) on the day after delivery to Federal Express or similar overnight courier or the next day Express Mail service maintained by the United States Postal Service; or (iii) on the third day after mailing, if mailed to the party to whom notice is to be given, by first class mail, certified, postage prepaid and properly addressed, to the party as follows:

If to Seller:

David W. Carickhoff

Archer & Greiner, P.C.

300 Delaware Avenue, Suite 1100

Wilmington, DE 19801

Email: dcarickhoff@archerlaw.com

Additional copy to:

Archer & Greiner, P.C.

300 Delaware Avenue, Suite 1100

Wilmington, DE 19801

Attention: Alan M. Root, Esq.

Email: aroot@archerlaw.com

and

Archer & Greiner, P.C.

1211 Avenue of the Americas, 27th Floor

New York, NY 10036

Attention: James G. Smith, Esq.

Email: jsmith@archerlaw.com

If to Buyer:

Mullen Automotive, Inc.

1405 Pioneer Street

Brea, CA 92821

Attention: David Michery

Email: david@mullenusa.com

(b)            Any party may change its address for the purpose of this Section 9.6 by giving the other party written notice of its new address in the manner set forth above.

Section 9.7.          Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a furthering or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

Section 9.8.          Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

Section 9.9.          Non-Reliance. Buyer acknowledges and represents that (i) it has had an opportunity to conduct any and all due diligence regarding the Acquired Assets prior to entering into this Agreement, (ii) it has relied solely upon its own independent review, investigation and/or inspection of any documents and/or the Acquired Assets in entering into this Agreements and (iii) it did not rely upon any written or oral statements, representations, promises, warranties or guarantees whatsoever, whether express, implied, by operation of law or otherwise, regarding the Acquired Assets, or the completeness or accuracy of any information provided in connection therewith.

Section 9.10.        Parties in Interest. Nothing in this Agreement is intended to or shall confer any rights or remedies under or by reason of this Agreement on any Persons other than Seller and Buyer and their respective successors and permitted assigns. Nothing in this Agreement is intended to or shall relieve or discharge the obligations or liability of any third Persons to Seller or Buyer. This Agreement is not intended to nor shall give any third Persons any right of subrogation or action over or against Seller or Buyer.

Section 9.11.        Headings, Interpretation, Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Buyer or Seller, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words so as fairly to accomplish the purposes and intentions of all the parties. The table of contents and the captions and section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All references in this Agreement to “Section” or “Article” shall be deemed to be references to a Section or Article of this Agreement. All references to “herein” or “hereof” or “hereunder” and similar phrases shall be broadly construed to refer to the entire Agreement and not merely to the specific clause, section, or article.

Section 9.12.        Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement by and between Buyer and Trustee (“Confidentiality Agreement”), remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 9.12 shall nonetheless continue in full force and effect.

Section 9.13.        Public Announcements. Buyer and Seller will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or public announcement of this Agreement and the Transaction, but neither Buyer nor Seller shall issue any press release without the prior written approval of the other Party, in each case except as may be required by Law, court process (including the filing of this Agreement with the Bankruptcy Court as an exhibit to the Sale Motion) or by obligations pursuant to any listing agreement with any national securities exchange and/or as required by any rules and/or regulations of the Securities and Exchange Commission, in which case the non-disclosing party will have the right to review and comment on such release, announcement or communication prior to publication.

Section 9.14.        Time of Essence. Time shall be of the essence in this Agreement.

Section 9.15.        Recording of Memorandum. Neither Seller nor Buyer shall record a memorandum of this Agreement.

Section 9.16.        Attorneys’ Fees and Costs. In the event either party to this Agreement commences a legal proceeding to enforce any of the terms of this Agreement or any rights under this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorneys’ fees and costs from the other party. Such obligation shall survive the Closing and any termination of this Agreement.

Section 9.17.        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed counterpart of this Agreement.

ARTICLE 10. DEFINITIONS.

Section 10.1.        Certain Terms Defined. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in Wilmington, Delaware are authorized by law or other governmental action to close.

“Competing Transaction” shall mean a transaction with a higher or better bidder for the Seller to sell the Acquired Assets, or any part thereof, that is approved by order of the Bankruptcy Court.

“Cure Amount” means all monetary liabilities, including pre-petition monetary liabilities, of either Debtor that must be paid or otherwise satisfied to cure all of Debtors’ monetary defaults under the Assumed Contracts pursuant to § 365 of the Bankruptcy Code at the time of the assumption thereof and assignment to Buyer as provided hereunder as such amounts are determined by the Bankruptcy Court, or otherwise agreed to by the non-debtor contract counterparty.

“Ground Sublease” means that certain Sublease entered into as of June 25, 2021, by and between Electric Last Mile, Inc. and SF Motors, Inc. d/b/a/ Seres.

“Headquarters” means the premises subject to the Headquarters Lease.

“Headquarters Lease” means that certain sublease agreement by and between Electric Last Mile, Inc. and Mahindra North American Technical Center, Inc. for 1055 W. Square Lake Road, Troy Michigan.

“Intellectual Property” means any and all intellectual property rights of whatever nature and in whatever form (including but not limited to licenses and license rights) including, but not limited to: rights in all trademarks, service marks, registered designs, domain names, registrations and pending applications for any of the foregoing, trade and business names, brand names, unregistered and common law trademarks and service marks, and all goodwill associated with any of the foregoing; utility patents, design patents, and rights sounding in patent in inventions and unregistered designs, registrations and pending applications therefor; rights in designs, trade dress, trade secrets, and formulas; registered and unregistered copyrights and rights sounding in copyright including, database rights and rights in software, moral rights, performers’ rights; know-how, other intellectual property rights subsisting under the laws of each and every jurisdiction throughout the world whether registered or not, and whether vested, contingent or future; and all divisions, continuations, continuations-in-part, substitutes, reversions, renewals and extensions of any of the foregoing; and all rights under permits, laws or otherwise in relation to any of the foregoing, as well as the rights to sue for past, present, and future infringement of any and all such intellectual property rights.

“Land Contract” means that Land Contract by and between Electric Last Mile, Inc., and SF Motors, Inc., a Delaware corporation (the “Land Contract Vendor”), dated June 25, 2021, for the purchase of that real property commonly referred to as 12900 McKinley Hwy, Mishawaka, Indiana, together with all buildings, improvements and fixtures located thereon, all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way and other appurtenances thereon or in any way appertaining thereto, including all mineral rights, development rights, air and water rights, and all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land (collectively, the “Mishawaka Property”)

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government.

“Related Person” means, with respect to any Person, all past, present and future directors, officers, members, managers, stockholders, employees, controlling persons, agents, professionals, attorneys, accountants, investment bankers or representatives of any such Person.

“Subsidiary(ies)” means, when used with respect to any specified Person, any other Person (i) of which the specified Person or any Subsidiary thereof is a general partner, (ii) of which the specified Person or a Subsidiary thereof own at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions for such other Person of which owns the specified person or a Subsidiary thereof, or (iii) that is directly or indirectly controlled by the specified Person or any Subsidiary thereof.

“Urban Delivery” means Class 1 Electric commercial delivery vans.

“Urban Utility” means Class 3 Commercial Delivery Cab Chassis

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MULLEN AUTOMOTIVE INC., BUYER

By:	/s/ David Michery
Name: David Michery
Title: CEO

CHAPTER 7 TRUSTEE, SELLER

By:	/s/ David W. Carickhoff
Name: David W. Carickhoff
Title: Chapter 7 Trustee of the bankruptcy estates of ELECTRIC LAST MILE SOLUTIONS, INC. and ELECTRIC LAST MILE, INC.